Exhibit 99.1

Gulfport Energy Reports Third Quarter 2023 Financial and Operating Results

OKLAHOMA CITY (October 31, 2023) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three months ended September 30, 2023 and provided an update on its 2023 development plan and financial guidance.

Third Quarter 2023 and Recent Highlights

●	Delivered total net production of 1,056.9 MMcfe per day, above analyst consensus expectations

●	Reported $608.4 million of net income and $160.0 million of adjusted EBITDA(1), above analyst consensus expectations

●	Generated $156.3 million of net cash provided by operating activities and $48.9 million of adjusted free cash flow(1), excluding discretionary acreage acquisitions and above analyst consensus expectations

●	Incurred capital expenditures, excluding discretionary acreage acquisitions, of $89.8 million, below analyst consensus expectations

●	Utilized adjusted free cash flow(1) for discretionary acreage acquisitions totaling $19.4 million

●	Per unit operating costs(2) totaled $1.12 per Mcfe, below analyst consensus expectations

●	Expanded common stock repurchase authorization by 63 percent to $650 million

●	Repurchased 3.9 million shares of common stock for approximately $334.6 million(3) since the inception of the repurchase program

●	Reaffirmed borrowing base of $1.1 billion with elected commitments to remain at $900 million

●	Completed Marcellus two-well pad in Belmont County, Ohio and recently began flowback operations in October 2023

●	Issued 2023 Corporate Sustainability Report and remain committed to delivering cleaner, lower carbon energy in a safe, environmentally responsible manner

Updated Full Year 2023 Outlook

●	Raising full year 2023 net production guidance to 1,045 MMcfe - 1,055 MMcfe per day

●	Reducing guidance for total base capital expenditures to $435 million – $455 million, consisting of drilling and completion expenditures of $385 million - $395 million and maintenance leasehold and land investment of $50 million - $60 million, excluding discretionary acreage acquisitions

John Reinhart, President and CEO, commented, “Gulfport continued to make steady progress in the third quarter, demonstrated by our strong production profile, robust margins, improvement in operational efficiencies and cycle times and the continued return of capital to shareholders through our common share repurchase program. Our operations teams continue to perform at a high level of efficiency and as a result, we forecast the Company has realized over $35 million in capital savings on our full year 2023 drilling and completion budget. We have elected to reinvest these savings into our high-quality assets, increasing our operated working interests and adding incremental activity in both the Utica and SCOOP. We plan to accelerate drilling on seven additional wells, two of which will complete drilling during the fourth quarter, as well as initiate completion operations on a three-well Utica pad. This activity is predominantly focused in our liquids rich areas, benefiting our 2024 program and positioning us well as we enter next year. Including this additional activity, we are lowering our 2023 capital budget while also increasing our 2023 production guidance, delivering total net production approximately 3% above our initial 2023 guidance provided in February.”

Reinhart continued, “We continue to prioritize the return of capital to our shareholders through common stock repurchases, as further evidenced by the recent increase in the size of the program in place by 63% to $650 million. We plan to continue allocating substantially all of our adjusted free cash flow to common share repurchases after accounting for discretionary acreage acquisitions. Through September 30, we have invested roughly $25 million in discretionary acreage acquisition opportunities during 2023 and remain on target to allocate $40 million of our robust 2023 adjusted free cash flow to be invested in extending our high-quality inventory by approximately 1.5 years and provide optionality for near term development.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

2.	Includes lease operating expense, transportation, gathering, processing and compression expense and taxes other than income.

3.	As of October 26, 2023.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the third quarter of 2023:

	Quarter Ended September 30, 2023
	Gross	Net	Lateral Length
Spud
Utica/Marcellus	5	5.0	17,300
SCOOP	—	—	—

Drilled
Utica/Marcellus	2	2.0	11,900
SCOOP	—	—	—

Completed
Utica/Marcellus	6	5.3	16,100
SCOOP	—	—	—

Turned-to-Sales
Utica/Marcellus	5	4.9	11,300
SCOOP	—	—	—

Gulfport’s net daily production for the third quarter of 2023 averaged 1,056.9 MMcfe per day, primarily consisting of 812.0 MMcfe per day in the Utica and 244.9 MMcfe per day in the SCOOP. For the third quarter of 2023, Gulfport’s net daily production mix was comprised of approximately 92% natural gas, 6% natural gas liquids (“NGL”) and 2% oil and condensate.

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022
Production
Natural gas (Mcf/day)	971,352	815,660
Oil and condensate (Bbl/day)	3,195	4,366
NGL (Bbl/day)	11,061	12,172
Total (Mcfe/day)	1,056,887	914,888
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$1.99	$7.80
Impact from settled derivatives ($/Mcf)	$0.54	$(4.72)
Average price, including settled derivatives ($/Mcf)	$2.53	$3.08
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$77.90	$89.75
Impact from settled derivatives ($/Bbl)	$(7.25)	$(22.49)
Average price, including settled derivatives ($/Bbl)	$70.65	$67.26
NGL:
Average price without the impact of derivatives ($/Bbl)	$26.49	$39.61
Impact from settled derivatives ($/Bbl)	$2.62	$(2.53)
Average price, including settled derivatives ($/Bbl)	$29.11	$37.08
Total:
Average price without the impact of derivatives ($/Mcfe)	$2.34	$7.91
Impact from settled derivatives ($/Mcfe)	$0.50	$(4.35)
Average price, including settled derivatives ($/Mcfe)	$2.84	$3.56
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.16	$0.18
Taxes other than income ($/Mcfe)	$0.07	$0.20
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.89	$1.06
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.12	$0.12
Interest expenses ($/Mcfe)	$0.15	$0.18

Capital Investment

Capital investment was $89.8 million (on an incurred basis) for the third quarter of 2023, of which $81.4 million related to drilling and completion (“D&C”) activity and $8.4 million related to maintenance leasehold and land investment. In addition, Gulfport invested approximately $19.4 million in discretionary acreage acquisitions.

For the nine-month period ended September 30, 2023, capital investment was $360.6 million (on an incurred basis), of which $319.2 million related to D&C activity and $41.4 million related to maintenance leasehold and land investment. In addition, Gulfport invested approximately $24.9 million in discretionary acreage acquisitions.

Common Stock Repurchase Program

Gulfport repurchased approximately 76.2 thousand shares of common stock during the third quarter of 2023 at an average price of $113.97. As of October 26, 2023, the Company had repurchased approximately 3.9 million shares of common stock at a weighted-average share price of $86.14 since the program initiated in March 2022, totaling approximately $334.6 million in aggregate. The Company currently has approximately $315.4 million of remaining capacity under the share repurchase program.

Financial Position and Liquidity

As of September 30, 2023, Gulfport had approximately $8.3 million of cash and cash equivalents, $95.0 million of borrowings under its revolving credit facility, $66.9 million of letters of credit outstanding and $550 million of outstanding 2026 senior notes.

Gulfport’s liquidity at September 30, 2023, totaled approximately $746.4 million, comprised of the $8.3 million of cash and cash equivalents and approximately $738.1 million of available borrowing capacity under its credit facility.

Credit Facility Borrowing Base Redetermination

On October 27, 2023, Gulfport completed its semi-annual borrowing base redetermination during which the borrowing base was reaffirmed at $1.1 billion with the elected commitments remaining at $900 million.

Full Year 2023 Guidance

The Company is providing updated full year 2023 guidance (changes in italics) as set forth in the table below:

	Year Ending
	December 31, 2023
	Low	High
Production
Average daily gas equivalent (MMcfe/day)	1,045	1,055
% Gas	~90%

Realizations (before hedges)
Natural gas (differential to NYMEX settled price) ($/Mcf)	$(0.20)	$(0.35)
NGL (% of WTI)	35%	40%
Oil (differential to NYMEX WTI) ($/Bbl)	$(3.50)	$(4.50)

Expenses
Lease operating expense ($/Mcfe)	$0.16	$0.18
Taxes other than income ($/Mcfe)	$0.10	$0.12
Transportation, gathering, processing and compression ($/Mcfe)	$0.90	$0.94
Recurring cash general and administrative(1,2) ($/Mcfe)	$0.11	$0.13

	Total
Capital expenditures (incurred)	(in millions)
D&C	$385	$395
Maintenance leasehold and land	$50	$60
Total base capital expenditures	$435	$455

Discretionary acreage acquisitions	~$40

(1)	Recurring cash G&A includes capitalization. It excludes non-cash stock compensation and expenses related to the continued administration of our prior Chapter 11 filing.

(2)	This is a non-GAAP measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Third Quarter 2023 Conference Call

Gulfport will host a teleconference and webcast to discuss its third quarter of 2023 results beginning at 9:00 a.m. ET (8:00 a.m. CT) on Wednesday, November 1, 2023.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from November 2, 2023 to November 16, 2023, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13742014.

Financial Statements and Guidance Documents

Third quarter of 2023 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica and Marcellus formations and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2022 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information.  The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Vice President, Investor Relations

jantle@gulfportenergy.com

405-252-4550

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